Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2006
THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS
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Sales increases of 23% and 20% spurs record sales for the third fiscal quarter and nine month periods ended June 30, 2006.
Net income per share reported of $0.04 and $0.25 for the quarter and nine month periods.
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HAUPPAUGE, NY - August 11, 2006 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the third fiscal quarter and nine months ended June 30, 2006.

THIRD QUARTER RESULTS

Net sales were $23.8 million for the third quarter compared to $19.4 million for the previous year’s third quarter, an increase of approximately 23%. Growth in North American and European sales were the primary factors in the sales increase.

The Company recorded net income for the third fiscal quarter ended June 30, 2006 of $380,341, compared to net income of $159,972 for the third fiscal quarter ended June 30, 2005, an increase of about 138%. Net income per share was $0.04 on a basic and diluted basis for the quarter ended June 30, 2006 compared to net income per share of $0.02 on a basic and diluted basis for the three months ended June 30, 2005. Gross profit percentage was 19.48% for the third quarter compared with a gross profit of 22.67% for the previous year’s third quarter. A higher mix of lower gross profit products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

Selling, General and Administrative expenses decreased by $149,166. Decreases in sales and marketing expenses partially offset by higher general and administrative expenses plus stock compensation expenses were the primary reasons for the net decrease.

NINE MONTH RESULTS

Net sales were $75.5 million for the nine months ended June 30, 2006 compared to $63.1 million for the previous year, an increase of approximately 20%. Growth in North American and European sales were the primary factors in the sales increase.

Gross profit percentage was 19.93% for the nine months ended June 30, 2006 compared with a gross profit of 23.02% for the previous year. A higher mix of lower gross profit products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

Selling, General and Administrative expenses decreased by $63,849. Decreases in sales and marketing expenses partially offset by higher general and administrative expenses plus stock compensation expenses were the primary reasons for the net decrease.

The Company recorded net income for the nine months ended June 30, 2006 of $2,358,692, compared to net income of $2,251,125 for the nine months ended June 30, 2005. Net income per share was $0.25 and $0.24 on a basic and diluted basis for the nine months ended June 30, 2006 compared to net income per share of $0.24 and $0.23 on a basic and diluted basis for the nine months ended June 30, 2005.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “Though we have just finished our typical slow sales period, between the holiday selling season and the summer vacations, our sales grew 22% when compared with the year ago period. Much of this growth is due to our recently introduced digital TV tuner receivers for PCs and notebooks, plus continued sales growth in TV receivers for Media Center PCs.

At the beginning of our fiscal year, the company restructured its European sales and marketing operations. This restructuring has started to pay off in this quarter with a turnaround in sales, and has also resulted in lower costs in our European operation which is reflected in lower Sales and Marketing expenses for this quarter.

Our R&D departments in New York and Taiwan have been teaming together to deliver an impressive series of new products, including two new multimode TV tuners, the triple TV format WinTV-HVR-3000 and the quadruple TV format WinTV-HVR-4000. The WinTV-HVR-4000 is Hauppauge’s first product with high-definition satellite TV reception. In addition, two new dual tuner digital TV receivers, the WinTV-NOVA-T-500 and the new WinTV-NOVA-T-USB2 diversity digital TV receiver, were introduced. Together, the R&D team is scheduled to introduce 20 new products in fiscal 2006.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2005), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

 HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended
	June 30,
	2006	2005

Net Sales	$23,775,992	$19,372,783
Cost of Sales	19,144,041	14,980,624
Gross Profit	4,631,951	4,392,159

Selling, General and Administrative expenses	3,433,560	3,582,726
Research & Development expenses	747,973	655,588
Income from operations	450,418	153,845

Other income (expense):
Interest income	6,440	3,366
Foreign currency	(17,146)	19,917
Total other income (expense)	(10,706)	23,283
Income before income tax expense	439,712	177,128
Income tax expense	59,371	17,156
Net income	$380,341	$159,972

Net income per share
Basic	$0.04	$0.02
Diluted	$0.04	$0.02

Weighted average shares-basic	9,636,912	9,489,843
Weighted average shares-diluted	10,057,479	9,967,512

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months ended
	June 30,
	2006	2005

Net Sales	$75,506,375	$63,095,518
Cost of Sales	60,461,107	48,572,102
Gross Profit	15,045,268	14,523,416

Selling, General and Administrative expenses	10,272,747	10,336,596
Research & Development expenses	2,282,545	1,844,555
Income from operations	2,489,976	2,342,265

Other income (expense):
Interest income	17,921	15,699
Foreign currency	(2,695)	11,317
Total other income	15,226	27,016
Income before income tax expense	2,505,202	2,369,281
Income tax expense	146,510	118,156
Net income	$2,358,692	$2,251,125

Net income per share
Basic	$0.25	$0.24
Diluted	$0.24	$0.23

Weighted average shares-basic	9,573,594	9,408,827
Weighted average shares-diluted	10,003,979	9,990,055

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2006	2005
Assets:

Current Assets:
Cash and cash equivalents	$7,339,775	$7,567,393
Accounts receivables, net of various allowances	19,162,544	13,048,076
Inventories	12,661,114	9,806,785
Prepaid expenses and other current assets	920,508	1,087,453
Total current assets	40,083,941	31,509,707

Property, plant and equipment, net	564,797	525,108
Security deposits and other non current assets	83,239	81,529
	$40,731,977	$32,116,344

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$16,681,672	$10,750,560
Accrued expenses - fees	5,196,310	4,126,506
Accrued expenses	849,938	1,121,842
Income taxes payable	189,546	175,944
Total current liabilities	22,917,466	16,174,852

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,254,019 and 10,107,936 issued, respectively	102,541	101,080
Additional paid-in capital	14,107,060	13,603,705
Retained earnings	5,670,580	3,311,888
Accumulated other comprehensive income	(307,719)	682,770
Treasury Stock, at cost, 607,547shares	(1,757,951)	(1,757,951)
Total stockholders' equity	17,814,511	15,941,492
	$40,731,977	$32,116,344

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